UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2015

SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kenneth M. Sullivan, previously executive vice president and chief financial officer, has been appointed by Smithfield Foods, Inc. (the “Company”) as president and chief operating officer. In addition, Glenn T. Nunziata has been appointed chief financial officer, succeeding Mr. Sullivan in that role. Both appointments are effective October 1, 2015.

In his new role as president and chief operating officer, Mr. Sullivan, age 51, assumes the day-to-day operating responsibility for the company's fresh pork, packaged meats and hog production divisions located in the United States, as well as international sales/exports, among other responsibilities. Mr. Sullivan was named executive vice president earlier this year in addition to his role as chief financial officer. He has held a number of positions within the finance organization including serving as vice president of finance from 2010 to 2013 and chief accounting officer from 2007 to 2013. Prior to joining Smithfield in 2003, Mr. Sullivan spent twelve years at large public accounting and consulting firms serving a variety of clients in the manufacturing, technology and government contracting sectors.

As chief financial officer, Mr. Nunziata, age 42, assumes leadership of Smithfield's finance, treasury, risk management, accounting and IT functions. He also serves as the Company’s principal accounting officer. Mr. Nunziata most recently served as a Partner in Assurance Services at Ernst & Young, having been with Ernst & Young for 19 years. He has extensive accounting experience serving multi-national and high growth companies, as well as in matters pertaining to internal controls and corporate governance.

Mr. Nunziata will receive an annual base salary of $500,000.  Mr. Nunziata will be eligible for a discretionary cash bonus for the year ended December 31, 2015 and for subsequent fiscal years, he will be eligible for performance-based annual cash incentives tied to Company profitability, subject to a guaranteed minimum of $500,000 in each of 2016 through 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: October 1, 2015	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

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